Exhibit 21.1

SUBSIDIARIES OF THE COMPANY AND
OWNERSHIP OF SUBSIDIARY STOCK

NAME OF SUBSIDIARY	STATE OF INCORPORATION	% OF SHARES OWNED BY THE CORPORATION*

Wabash National Trailer Centers, Inc.	Delaware	100%
Wabash Wood Products, Inc.	Arkansas	100%
Wabash National, L.P.	Delaware	100%
Wabash National Manufacturing, L.P.	Delaware	100%
Wabash National Services, L.P.	Delaware	100%
Continental Transit Corporation	Indiana	100%
Transcraft Corporation	Delaware	100%
Walker Stainless Equipment Co., LLC	Delaware	100%
Brenner Tank Services, LLC	Wisconsin	100%
Walker Group Holdings, LLC	Texas	100%
Bulk Solutions, LLC	Texas	100%
Brenner Tank LLC	Wisconsin	100%
Wabash International Holdings, Inc.	Delaware	100%
Extract Technology Limited	United Kingdom	100%
Wabash UK Holdings Limited	United Kingdom	100%
Supreme Industries, Inc.	Delaware	100%
Supreme Insurance Company, Inc.	Nevada	100%
Supreme Corporation	Texas	100%
Supreme Indiana Operations, Inc.	Delaware	100%
Supreme Corporation of Georgia	Texas	100%
Supreme Corporation of Texas	Texas	100%
Supreme Truck Bodies of California, Inc.	California	100%
Supreme Mid-Atlantic Corporation	Texas	100%
SC Tower Structural Laminating, Inc.	Texas	100%
Supreme/Murphy Truck Bodies, Inc.	North Carolina	100%
Supreme Northwest, LLC	Texas	100%
Supreme Midwest Properties, Inc.	Texas	100%
Supreme Southeast Properties, Inc.	Texas	100%
Supreme Southwest Properties, Inc.	Texas	100%
Supreme Upfit Solutions & Service, Inc.	Texas	100%
Supreme West Properties, Inc.	Texas	100%
Supreme STB, LLC	California	100%
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*Includes both direct and indirect ownership by Wabash National Corporation